EXHIBIT 99.1 - PRESS RELEASE ISSUED NOVEMBER 1, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Sr. Account Executive
CTA Public Relations
303-665-4200

Global Energy Development PLC Raises $12.5 Million through Issuance of Convertible Notes

Notes to provide funding for rig contracting and acreage acquisition

Dallas, Texas - November 1, 2005 - Harken Energy Corporation (AMEX: HEC), announced today that Global Energy Development PLC, (‘Global’) has raised $12,500,000 through the issue of unsecured variable coupon convertible notes due October 30, 2012 (“Notes”) to a Swiss-based fund manager. Harken Energy currently holds 11,892,922 ordinary shares, representing approximately 34% of Global’s issued share capital.

The Notes have an annual coupon of 5% for the first three years, 6% from October 2008 to October 2010 and 7% thereafter payable quarterly in arrears. The Notes are convertible into ordinary shares of Global at 305.8 pence per ordinary share, representing a 10% premium to the closing mid-market price on October 28, 2005, the last trading day before delivery of the Notes.

"Global has increased its acreage position and prospects over the past year and we expect to further supplement our current 5.1 million acres over the coming months,” said Stephen Voss, Global’s Managing Director. "We expect to accelerate the drilling programs associated with a number exploratory projects in our portfolio. This financing also provides Global with additional funds to dedicate towards rig contracting allowing greater visibility over drilling schedules and for general corporate purposes as we move forward."

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries and shareholdings. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

The information contained in this announcement is not an offer of securities for sale or a solicitation of an offer to purchase securities in the United States. The securities have not been, nor will they be, registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered, sold or delivered within the United States or to US persons (as defined in Regulation S) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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